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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Vail Banks, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Vail Banks, Inc.

P. O. Box 6580
0015 Benchmark Road, Suite 300
Avon, CO 81620-6580
970-476-2002
970-476-0200/Facsimile

April 22, 2004

Dear Fellow Shareholders:

        It is my pleasure to invite you to attend the 2004 Annual Meeting of Shareholders of Vail Banks, Inc., which will be held Monday, May 17, 2004, at 10:00 a.m., at the WestStar Bank Administrative Center located at 0020 Lindbergh Drive, Gypsum, Colorado. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business that will be discussed during the meeting. A copy of Vail Banks' Form 10-K, which contains audited financial statements and certain other information about Vail Banks' business, is also enclosed.

        To be sure that your vote is counted, we urge you to carefully review the Proxy Statement and vote your choices on the enclosed proxy card as soon as possible. If you wish to attend the meeting, any ballot that you submit at the meeting will override your proxy.

        On behalf of the management, associates and directors of Vail Banks, Inc., I want to thank you for your continued support.

Sincerely,
/s/ LISA M. DILLON
Lisa M. Dillon Vice Chairman

Vail Banks, Inc.

P. O. Box 6580
0015 Benchmark Road, Suite 300
Avon, CO 81620-6580

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 17, 2004

        The Annual Meeting of shareholders of Vail Banks, Inc. ("Vail Banks") will be held on Monday, May 17, 2004, at 10:00 a.m., at the WestStar Bank Administrative Center, 0020 Lindbergh Drive, Gypsum, Colorado, for the purposes of considering and voting upon:

  1.
  The election of five directors whose terms will expire in 2007;

  2.
  The approval of the proposed amendment to the Vail Banks' Amended and Restated Stock Incentive Plan to increase the number of shares of Common Stock that are available for grant of awards under the plan to 1,250,000 shares;

  3.
  The ratification of Dalby, Wendland & Co., P.C. as Vail Banks' independent public accountants for fiscal year 2004; and

  4.
  Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

        Only shareholders of record at the close of business on April 1, 2004 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

        A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date, and return the Proxy promptly in the enclosed business reply envelope. You may revoke the proxy at any time; and, if you attend the meeting, you may withdraw your Proxy and vote in person if you wish.

By Order of the Board of Directors,
/s/ LISA M. DILLON
Lisa M. Dillon Vice Chairman

April 22, 2004

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

Vail Banks, Inc.

P. O. Box 6580
0015 Benchmark Road, Suite 300
Avon, CO 81620-6580

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vail Banks, Inc. ("Vail Banks") for use at the Annual Meeting of Shareholders of Vail Banks (the "Annual Meeting") to be held on May 17, 2004, and any postponement or adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by Vail Banks. Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of Vail Banks' common stock, and normal handling charges may be paid for such forwarding services. In addition to solicitations by mail, directors and regular employees of Vail Banks may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 26, 2004.

        The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on April 1, 2004. On that date, Vail Banks had outstanding and entitled to vote 5,298,093 shares of common stock, par value $1.00 per share (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors.

        Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of Vail Banks. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons listed under the caption "Information About Nominees For Director and Continuing Director—Nominees for Directors Whose Terms Expire in 2007," for the approval of the amendment to the Vail Banks' Amended and Restated Stock Incentive Plan, as described below, and for the ratification of Dalby Wendland & Co., P.C. as Vail Banks' independent public accountants for fiscal year 2004.

        A copy of the Vail Banks' 2003 Annual Report to Shareholders (which includes the Vail Banks' Annual Report on Form 10-K for the fiscal year ended December 31, 2003) is being furnished herewith to each shareholder of record as of the close of business on April 1, 2004, which is the record date for the Annual Meeting. Additional copies of the 2003 Annual Report to Shareholders will be provided free of charge upon written request to Lisa M. Dillon, Vail Banks, Inc., P.O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, CO 81620-6580. Copies of any exhibits to Vail Banks' Annual Report on Form 10-K will also be furnished on request and upon payment of Vail Banks' expenses in furnishing the exhibits.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of February 29, 2004 by (1) each person known to Vail Banks to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (2) each director of Vail Banks; (3) each of our named executive officers (as defined in "Executive Compensation"); and (4) all directors and executive officers of Vail Banks as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Shares Beneficially Owned(1)
Beneficial Owner(2)
	Number	Percent
E.B. Chester, Jr.(3)	1,231,232	23.24%
Kay H. Chester(4)	1,150,774	21.72%
Byron A. Rose(5)	276,326	5.22%
Lisa M. Dillon(6)	261,158	4.93%
Donald L. Vanderhoof(7)	178,610	3.37%
Jack G. Haselbush(8)	147,274	2.78%
Dan E. Godec(9)	116,825	2.21%
Peter G. Williston(10)	91,014	1.72%
George N. Gillett, Jr.(11)	85,750	1.62%
James M. Griffin(12)	61,072	1.15%
Gary S. Judd	30,000	*
Garner F. Hill II(13)	27,500	*
James G. Flaum(14)	24,323	*
S. David Gorsuch(15)	21,232	*
Robert L. Knous, Jr.(16)	18,080	*
Kent Myers(17)	11,700	*
Dennis R. Devor(18)	4,068	*
All directors and executive officers as a group (17 persons)(19)	2,595,664	48.99%

*
Denotes less than 1%

(1)
The percentages shown are based on 5,298,093 shares of Common Stock outstanding on February 29, 2004, and also includes, separately as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of February 29, 2004.

(2)
The address of each beneficial owner listed in the table is care of Vail Banks, Inc., P. O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, CO 81620-6580.

(3)
Includes (a) 431,627 shares owned by Mr. Chester's wife, Kay H. Chester, as to which he disclaims beneficial ownership, (b) 11,513 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (c) currently exercisable options for 89,958 shares.

(4)
Includes (a) 709,647 shares beneficially owned by Mrs. Chester's husband, E.B. Chester, Jr., as to which she disclaims beneficial ownership and (b) currently exercisable options for 9,500 shares.

(5)
Includes currently exercisable options for 9,500 shares.

(6)
Includes (a) 1,133 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (b) currently exercisable options for 110,810 shares.

(7)
Includes (a) currently exercisable options for 4,500 shares and (b) 25,570 shares owned by Mr. Vanderhoof's wife, Eddie Vanderhoof.

(8)
Includes (a) 15,774 shares held by Haselbush Enterprises, LLP of which Mr. Haselbush is a general partner and (b) currently exercisable options for 1,500 shares.

(9)
Includes (a) 6,486 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (b) currently exercisable options for 35,762 shares.

(10)
Includes (a) 4,081 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan, (b) 4,545 shares owned by Mr. Williston's wife, Martha Williston, as to which he disclaims beneficial ownership, and (c) currently exercisable options for 7,500 shares.

(11)
Includes currently exercisable options for 750 shares.

(12)
Includes currently exercisable options for 4,500 shares.

(13)
Includes currently exercisable options for 3,000 shares.

(14)
Includes (a) 4,260 shares owned jointly with Mr. Flaum's wife, Ronna J. Flaum, (b) 1,000 shares owned by Mrs. Flaum and (c) currently exercisable options for 9,500 shares

(15)
Includes currently exercisable options for 9,500 shares.

(16)
Includes currently exercisable options for 9,500 shares.

(17)
Includes currently exercisable options for 9,500 shares.

(18)
Includes currently exercisable options for 3,000 shares.

(19)
Includes currently exercisable options for 318,280 shares.

ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

        The Amended and Restated Articles of Incorporation of Vail Banks provide that the Board of Directors shall consist of not less than ten but no more than eighteen directors. Currently, there are sixteen directors. The Board of Directors is divided into three classes of directors serving staggered three-year terms.

        Five directors are to be elected at the Annual Meeting to serve in Class III, each for a three-year term expiring at the Annual Meeting in 2007 or until his or her successor, if there is to be one, is elected and qualified. The Board has nominated E.B. Chester, Jr., S. David Gorsuch, James M. Griffin, Garner F. Hill II, and Gary S. Judd, for election to those five positions. The eleven directors in Classes I and II are serving terms that extend beyond the Annual Meeting and expire in 2005 (Class I, 6 directors) and 2006 (Class II, 5 directors). Information on the nominees and the continuing directors is set forth below.

        Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees. If any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than five nominees. Each nominee has informed the Board that he will serve if elected.

Information About Nominees and Continuing Directors

        The following information has been furnished by the nominees for director and the continuing directors. Except as otherwise indicated, the nominees and the continuing directors have been or were engaged in their present or last principal employment, in the same or a similar position, for more than five years.

Nominees for Directors Whose Terms Will Expire in 2007 (Class III)

Name (Age)	Information About the Nominees and the Continuing Directors
E.B. Chester, Jr. (61)	Mr. Chester, who formed Vail Banks through a series of acquisitions, has served as Chairman of the Board of Directors of Vail Banks since 1993 and Chairman of the Board of Directors of WestStar since 1989. Currently, Mr. Chester also serves as Chairman of the Board of Directors of Camp International, Ltd., a supplier of database services to the commercial aviation industry, and as Manager of King Creek Ranch LLC, a ranching business. Mr. and Mrs. Chester are husband and wife.
S. David Gorsuch (65)	Mr. Gorsuch has been a director of Vail Banks since 1993 and has been a director of WestStar since 1977. Mr. Gorsuch is the President of Gorsuch Ltd., a retail clothing and ski equipment business.
James M. Griffin (57)	Mr. Griffin has been a director of Vail Banks since 1993. Mr. Griffin is an attorney and has served as Vice Chairman of Overseas Military Sales Corporation since July 2002 and Chairman of Southern Holdings, Inc. since 1995, both of which are privately-held companies.
Garner F. Hill II (66)	Mr. Hill became a director of Vail Banks in January 1999, following the merger of Telluride Bancorp, Ltd. with Vail Banks. Mr. Hill served as a strategic advisor to Vail Banks and WestStar Bank during 1999. Mr. Hill is currently a self-employed investor and the Vice President of Ferris Corporation, a company involved in real estate. Mr. Hill served as Chairman of the Board of Telluride Bancorp and the Bank of Telluride from 1988 until the merger with Vail Banks, and served as Chairman of the Board of Western Colorado Bank from 1991 through 1998.
Gary S. Judd (63)	Mr. Judd became a director of Vail Banks in May 2003. He was elected as President and Chief Executive Officer of Vail Banks in January 2004, and previously had served as a Division President and President, Regional Operations, of WestStar Bank since May 2003. Mr. Judd co-founded Vectra Bank in Colorado in 1989 and served as its President until January 2000. From 2000 to 2002, Mr. Judd was President and Chief Executive Officer of Metyor, Inc. Mr. Judd also spent 16 years with Citibank, N.A. in management positions in the United States and overseas.

Directors Whose Terms Expire in 2005 (Class I)

Name (Age)	Information About the Nominees and the Continuing Directors
Kay H. Chester (57)	Mrs. Chester has been a director of Vail Banks since 1993 and a director of WestStar since 1992. She has been active in investing since 1989. Mr. and Mrs. Chester are husband and wife.
James G. Flaum (59)	Mr. Flaum has been a director of Vail Banks and WestStar since 1996. Mr. Flaum has been the President of Slifer, Smith & Frampton/Vail Associates Real Estate, a real estate firm, since 1997, where he started his career in 1987.
Dan E. Godec (47)	Mr. Godec became a director of Vail Banks in July 2000. Mr. Godec has served as President and a director of WestStar since 1999 and as Chief Executive Officer of WestStar since 2000. Prior to becoming President of WestStar, Mr. Godec served as Senior Executive Vice President of WestStar from January to April 1999 and served as Senior Vice President of WestStar from January 1996 to January 1999.
Robert L. Knous, Jr. (57)	Mr. Knous has been a director of Vail Banks and WestStar since 1997. For twelve years he was with East West Partners, a real estate development company. In January 2003 he began pursuing additional interests in business, education and foundation work, utilizing his legal and real estate experience.
Byron A. Rose (62)	Mr. Rose has been a director of Vail Banks since 1993 and a director of WestStar since 1989. Mr. Rose, who retired in 1987, served as a Managing Director of Morgan Stanley & Co. from 1978 to 1987.
Donald L. Vanderhoof (72)	Mr. Vanderhoof has served as a director of Vail Banks since 1998. From 1998 until 2001, Mr. Vanderhoof served as Senior Executive Vice President of WestStar. Mr. Vanderhoof was formerly the Chairman of Glenwood Independent Bank, where he had been employed since 1956.

Directors Whose Terms Expire in 2006 (Class II)

Name (Age)	Information About the Nominees and the Continuing Directors
Dennis R. Devor (53)	Mr. Devor became a director in 1999, following the merger with Telluride Bancorp, Ltd. Mr. Devor is an attorney in Montrose, Colorado and has previously served on other bank boards.
Lisa M. Dillon (50)	Ms. Dillon has served as Vice Chairman of Vail Banks since July 2000. Ms. Dillon, who started her career with WestStar Bank in 1979, served as President of Vail Banks from 1993 until January 2004, President of WestStar from 1989 to 1999, and served as Chief Executive Officer from 1989 to 1999 and as a director of WestStar since 1989.
George N. Gillett, Jr. (65)	Mr. Gillett became a director of Vail Banks and WestStar Bank in January 2001. Since the early 1990s, Mr. Gillett has owned and served as President of Booth Creek Management Corp., a company which has investments in a wide variety of businesses. He also serves on the board of directors of Booth Creek Ski Group, Inc. and Swift & Company.
Jack G. Haselbush (57)	Mr. Haselbush became a director of Vail Banks in July 2000 following its acquisition of Estes Bank Corporation. Mr. Haselbush served as a strategic advisor to Vail Banks and WestStar Bank from 2000 to 2001. Prior to the acquisition of Estes Bank Corporation in July 2000, Mr. Haselbush was the Chairman and Chief Executive Officer of United Valley Bank, the wholly owned subsidiary of Estes Bank Corporation, where he had been since 1985.
Kent Myers (54)	Mr. Myers has been a director of Vail Banks and WestStar since 1997. Mr. Myers is currently a self-employed consultant. From December 2000 to December 2001, Mr. Myers was an Executive Manager for Resort Data Processing, Inc., a software company. From 1998 to 2001, Mr. Myers was the co-owner and Managing Partner of The Klein Group LLC, a local mortgage bank. He previously served as Senior Vice President and Chief Operating Officer of Vail Resorts, a resort management company, where he worked from 1988 to 1997.

Vote Required and Recommendation of the Board

        Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the record date are present in person or by proxy. An abstention and a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

  The Board of Directors recommends a vote "FOR" the nominees.

APPROVAL OF AMENDMENT TO AMENDED
AND RESTATED STOCK INCENTIVE PLAN,
(Item Number 2 on the Proxy Card)

Purpose of Amendment to the Stock Incentive Plan

        The Vail Banks, Inc. Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan" or the "Plan") was approved by the shareholders of Vail Banks on August 28, 1998 and was subsequently amended, with shareholder approval, effective as of January 21, 2002. The Plan provides for the issuance of shares of Common Stock pursuant to stock options, stock appreciation rights, restricted stock awards, awards of restricted stock units, and performance share awards to employees, directors, or any other person who performs services for Vail Banks or a subsidiary who has been determined by the Compensation Committee, which administers the Plan, to contribute significantly to the profits or growth of Vail Banks (the "participants").

        As of February 29, 2004, only 29,384 shares of Common Stock remained available under the Plan for future grants and awards to participants. The Board of Directors has determined that such number of shares is inadequate to provide incentives necessary to ensure the continued growth and profitability of Vail Banks. As a result, the Board of Directors approved an amendment to the Stock Incentive Plan, subject to shareholder approval, to increase the number of the shares of Common Stock reserved for issuance under the Stock Incentive Plan from the current 1,000,000 shares to 1,250,000 shares, and to provide that the new total number of shares will increase on January 1st of each year by an amount equal to twenty percent of the increase in the total number of shares outstanding on such January 1st over the total number of shares outstanding on the immediately preceding January 1st. The amendment will also increase the number of shares reserved for the grant of "incentive stock options" ("ISOs") from 500,000 shares to 625,000 shares.

        The Board of Directors is recommending that Vail Banks' shareholders approve the amendment to the Stock Incentive Plan, in order for it to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the listing rules of the Nasdaq National Market, and the requirements of the Stock Incentive Plan. See "Compliance with Section 162(m) of the Internal Revenue Code" below. The amendment to the Stock Incentive Plan, if approved by shareholders, will be effective as of May 17, 2004. The Stock Incentive Plan will remain in effect until June 25, 2008, unless it is terminated by the Board at an earlier date.

        The Board of Directors believes that the Stock Incentive Plan plays an integral role in Vail Banks' ability to attract and retain key employees and directors and to provide incentives for such persons to promote Vail Banks' financial success. The following description of the material features of the Stock Incentive Plan is a summary and is qualified in its entirety by reference to the Stock Incentive Plan, a copy of which will be provided to any shareholder upon written request to Vail Banks. The Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Plan Administration and General Benefits

        Awards granted under the Stock Incentive Plan may be ISOs, as defined in Section 422 of the Code, nonqualified stock options ("NQSOs"), stock appreciation rights ("SARs"), shares of Common Stock subject to terms and conditions set by the Board of Directors ("restricted stock" or "stock awards"), restricted stock units ("RSUs") or performance shares awards. All employees and directors are currently eligible to receive awards under the Stock Incentive Plan at the discretion of the Compensation Committee. If the shareholders approve the amendment to the Stock Incentive Plan, the resulting maximum number of shares of Common Stock with respect to which awards may be granted will be 1,250,000 shares, subject to annual increase each January 1st in an amount equal to twenty percent (20%) of the increase in the total issued and outstanding shares as of such January 1st over the total number of issued and outstanding shares on January 1st of the preceding year. Giving effect to the amendment, the maximum number of shares available for the grant of ISOs will be 625,000 shares.

        The Compensation Committee of the Board of Directors, or its designee, has the authority and discretion to interpret and administer the Stock Incentive Plan and to determine the recipients, terms and conditions of awards in a manner consistent with the Stock Incentive Plan, including conditions related to the exercisability of awards, restrictions on transfer, vesting provisions, and the duration of awards. The Board of Directors may amend or terminate the Stock Incentive Plan at any time, subject to applicable laws and shareholder approval requirements for certain amendments. Vail Banks pays the administrative costs of the Stock Incentive Plan.

        As of February 29, 2004, the aggregate market value (based on the closing sale price of the Common Stock on the Nasdaq National Market) of the Common Stock underlying the outstanding options and restricted stock awards under the Plan was $10,665,596.

        One of the new benefits established by the amendment to the Stock Incentive Plan being voted on by the shareholders is the increase in the number of shares available for issuance pursuant to the Plan. As discussed above, the Company's executive officers and directors are all eligible participants under the Plan and each has previously received grants of stock options and/or restricted stock awards. We expect that the Compensation Committee in continuing to administer the Plan will consider all or some of the participants for future awards under the Plan and some portion of the increased number of shares made available by the amendment would be allocated to participants in such event. However, at the present time, there are no plans or commitments for any such future grants, awards or other allocations of such shares that are added by the amendment.

Description of Awards

        Options.    ISOs may be granted to employees and NQSOs may be granted to any participants. The option price for each ISO and NQSO may not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. ISOs are also subject to certain limitations, including the requirement that such options may not be granted to participants who own more than 10% of the combined voting power of all classes of voting stock (a "Principal Shareholder") of Vail Banks, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, and the option may not be exercisable more than five years from its date of grant.

        Full payment of the option price must be made when an option is exercised. The purchase price may be paid in cash or in such other form of consideration as the Compensation Committee may approve, which may include shares of Common Stock valued at their fair market value on the date of exercise, or by any other means which the Compensation Committee determines to be consistent with the Stock Incentive Plan's purpose and applicable law. A participant has no rights as a shareholder with respect to the shares subject to his or her option until the option is exercised. No participant may be granted ISOs which are first exercisable in any calendar year for Common Stock having an aggregate fair market value that exceeds $100,000. The aggregate maximum number of shares for which options (ISOs and NQSOs) and SARs may be granted to any individual during any calendar year is 100,000 shares, subject to anti-dilution and similar provisions.

        SARS.    SARs granted under the Stock Incentive Plan would entitle the participant to receive an amount payable in shares and/or cash, as determined by the Compensation Committee, equal to the excess of the fair market value over the specified purchase price of a share on the day the SAR is exercised. SARs may be granted in tandem with a related stock option or independently. If a SAR is granted in tandem with a stock option, the participant may exercise the stock option or the SAR, but not both. The Compensation Committee determines and sets forth in the award agreement the extent to which SARs are exercisable after termination of employment.

        Restricted Stock Units. A restricted stock unit is an unsecured promise to transfer an unrestricted share of Common Stock at a specified future maturity date (which can be later than the vesting date of the award, at which time the right to receive the Share becomes nonforfeitable) selected by the grantee at the time of grant or subsequent thereto. A participant to whom restricted stock units are awarded has no rights as a stockholder with respect to the shares represented by the restricted stock units unless and until shares are actually delivered to the participant in settlement of the award. However, restricted stock units may have dividend equivalent rights if determined by the Compensation Committee.

        Restricted Stock; Stock Awards.    Participants may also be awarded shares of Common Stock pursuant to a stock award. The Compensation Committee, in its discretion, may prescribe that a participant's rights in a stock award shall be nontransferable, forfeitable or both unless certain restrictive conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with Vail Banks for a specified period. In addition, the restrictions may lapse incrementally.

        At the time an award of restricted stock is made, the Compensation Committee establishes the period or periods of time (the "Restricted Period") of the restrictions applicable to the award. At the end of the Restricted Period, all restrictions typically lapse and the restricted stock vests in the participant. The Compensation Committee may, in its discretion, shorten or terminate the Restricted Period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the restricted stock at any time after the date the award is made.

        Upon an award of restricted stock, a stock certificate representing the number of shares of restricted stock awarded to the participant is registered in the participant's name and is held in custody by Vail Banks or a bank selected by the Compensation Committee for the participant's account. Following such registration, the participant, subject to certain restrictions, has the rights and privileges of a shareholder as to such restricted stock, including the right to receive dividends and to vote such restricted stock, except that the right to receive cash dividends is the right to receive such dividends either in cash currently or by payment in restricted stock, as the Compensation Committee may determine.

        Performance Share Awards.    The Stock Incentive Plan also provides for the award of performance shares. A performance share award entitles the participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain performance standards are met. For awards to named executive officers, the Compensation Committee selects among the following performance measures: return on equity or assets, growth in equity or assets, increase in book value, return on capital, economic value added and increase in the fair market value of shares. The Compensation Committee prescribes the requirements that must be satisfied before a performance share award is earned. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock or by a combination of the two.

        No participant has, as a result of receiving a performance share award, any rights as a shareholder until and to the extent that the performance shares are earned and Common Stock is transferred to such participant. If the award agreement so provides, a participant may receive a cash payment equal to the dividends that would have been payable with respect to the number of shares of Common Stock covered by an award between (a) the date that the performance shares are awarded and (b) the date that a transfer of Common Stock to the participant, cash settlement, or combination thereof is made pursuant to the performance share award. The maximum aggregate number of shares that may be awarded a participant as a performance share award, restricted stock award, or restricted stock units in any calendar year is 100,000 shares.

Termination of Awards

        The terms of an award may provide that it will terminate, among other reasons, upon the holder's termination of employment or other status with Vail Banks or its subsidiaries, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control. Also, the Compensation Committee may, within the terms of the Stock Incentive Plan, provide in the award agreement for the acceleration of vesting for any of the above reasons.

Compliance with Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Code denies a deduction by an employer that is a publicly traded corporation for certain compensation in excess of $1 million per year paid to its Chief Executive Officer or any of its other four most highly compensated executive officers. Compensation realized with respect to stock options, including upon exercise of a NQSO or upon a disqualifying disposition of an ISO, as described below under "Certain Federal Income Tax Consequences," will be excluded from this deduction limit if it satisfies certain requirements, including a requirement that the Stock Incentive Plan and certain amendments to it be approved by Vail Banks' shareholders. In addition, other types of awards under the Stock Incentive Plan may be excluded from this deduction limit if they are conditioned on the achievement of one or more of the performance measures described above, and such "performance-based" measures are approved by the shareholders of Vail Banks.

Certain Federal Income Tax Consequences

        The following is a brief summary of the U.S. federal income tax consequences of awards made under the Stock Incentive Plan.

        Options.    Under current U.S. tax law, a holder of an ISO granted under the Stock Incentive Plan does not, as a general matter, realize taxable income upon the grant or exercise of the ISO. (Depending upon the holder's income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.) In general, a holder of an ISO will only recognize income at the time that Common Stock acquired through exercise of the ISO is sold or otherwise disposed of. In that situation, the amount of income that the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option exercise price. If the optionee disposes of the stock after the required holding period—that is, no earlier than a date that is two years after the date of grant of the option and one year after the date of exercise—the income is taxed as capital gains. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the optionee will recognize ordinary income equal to the excess of (i) the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over (ii) the exercise price. Any additional increase in the value of option shares after the exercise date will be taxed as capital gain. Vail Banks is entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee.

        An optionee will not realize income when an NQSO is granted to him or her. Upon exercise of an NQSO, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option exercise price. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of an NQSO will be taxed as short or long-term capital gain, depending on the optionee's holding period. Vail Banks will not experience any tax consequences upon the grant of an NQSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income (if any) when the NQSO is exercised.

        SARs.    A participant will not recognize any income upon the grant of a SAR. A participant will recognize income taxable as ordinary income (and, with respect to participants who are employees of

Vail Banks, subject to income tax withholding) upon exercise of a SAR equal to the fair market value of any shares delivered and the amount of cash paid by Vail Banks upon such exercise, and Vail Banks will be entitled to a corresponding deduction.

        Restricted Stock Units.    A Participant will not recognize taxable income at the time of the grant of a restricted stock unit, and Vail Banks will not be entitled to a tax deduction at such time. When the participant receives shares pursuant to a restricted stock unit, the federal income tax laws applicable to restricted stock awards, described below, will apply if the shares are restricted, and the federal income tax laws applicable to unrestricted stock awards, described below, will apply if the shares are unrestricted.

        Stock Awards; Restricted Stock.    With respect to outright awards of Common Stock under the Stock Incentive Plan that are not subject to restriction, Vail Banks believes that the participant will realize compensation income at the time of the award in an amount equal to the fair market value of the Common Stock less any amount paid for such Common Stock. Vail Banks also believes that it will be entitled to an income tax deduction under the Code in the amount and at the time that compensation income is realized by the participant.

        With respect to an award of restricted stock under the Stock Incentive Plan, Vail Banks believes that the participant will realize compensation income in an amount equal to the fair market value of the restricted stock, less any amount paid for such restricted stock, at the time when the participant's rights with respect to such restricted stock vest, unless the participant elects, pursuant to Section 83(b) of the Code, to be taxed on the restricted stock at the time it was granted. Dividends paid to the participant during the Restricted Period will be taxable as compensation income, rather than as dividend income, unless the election referred to above was made. Vail Banks also believes that it will be entitled to an income tax deduction under the Code in the amount and at the time that compensation income is realized by the participant.

        Performance Share Awards.    Unless an election is made under Section 83(b) of the Code, a participant will recognize income on account of the settlement of a performance share award. The amount of such income will be equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of the award (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture), and Vail Banks will generally be entitled to claim an income tax deduction of such amount.

Vote Required and Recommendation of the Board

        The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Stock Incentive Plan, as amended, for the purposes desired by Vail Banks. The amendment is set forth in Appendix A hereto.

        The Board of Directors, which unanimously approved the amendment to the Stock Incentive Plan recommends a vote "FOR" approval of the Stock Incentive Plan, as amended.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item Number 3 on the Proxy Card)

        The Audit Committee of the Board of Directors has selected Dalby, Wendland & Co., P.C. ("Dalby Wendland") to serve as independent public accountants to audit Vail Banks' financial statements for fiscal year 2004. Dalby Wendland served as Vail Banks' independent public accountants and auditors of its financial statements for fiscal year 2003. See "Information Concerning Vail Banks' Accountants." Vail Banks' shareholders are asked to ratify the selection of Dalby Wendland as Vail Banks' independent public accountants. Representatives of Dalby Wendland are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and are expected to be available to respond to questions of the shareholders.

Vote Required and Recommendation of the Board

        The affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the appointment of Dalby Wendland as Vail Banks' independent public accountants.

        The Board of Directors recommends a vote "FOR" ratification of Dalby Wendland as Vail Banks' independent public accountants.

EXECUTIVE COMPENSATION

        The following table sets forth certain information for each of our last three fiscal years concerning compensation paid to our most highly compensated executive officers who were employed during fiscal year 2003. We refer to these individuals elsewhere in this proxy statement as the "named executive officers."

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation
							10 Year Vesting Restricted Stock Awards(1)
Name and Principal Position	Year	Salary and Directors Fees		Bonus		All Other Annual Compensation				Securities Underlying Options/ SAR	All Other Compensation
E.B. Chester, Jr., Chairman	2003 2002 2001	$ $ $	222,000 222,020 208,000	— — —		* * *	$ $ $	226,025 432,636 427,448	(4) (5) (6)	— — —	$ $ $	7,806 10,952 5,179	(8) (9) (10)
Lisa M. Dillon, Vice Chairman	2003 2002 2001	$ $ $	168,140 167,940 156,000	— — —		* * *	$ $	— 283,920 320,589	(5) (6)	— — —	$ $ $	6,061 6,244 4,980	(8) (9) (10)
Gary S. Judd(2) President and Chief Executive Officer	2003 2002 2001		$209,700 — —	$80,000 — —	(3)	* * *		$369,900 — —	(7)	— — —		$1,358 — —	(8)
Peter G. Williston, Senior Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	144,000 144,000 136,000	— — —		* * *	$ $	— 252,000 279,485	(5) (6)	— — —	$ $ $	5,439 5,155 4,190	(8) (9) (10)
Dan E. Godec, President and Chief Executive Officer of WestStar Bank	2003 2002 2001	$ $ $	151,700 151,900 140,000	$20,000 — —	(3)	* * *	$ $	— 255,504 288,532	(5) (6)	— — —	$ $ $	5,454 5,641 4,569	(8) (9) (10)

*
Does not meet the Securities and Exchange Commission's threshold for disclosure.

(1)
Awards of restricted stock vest in increments of 10% per year. As of December 31, 2003, 320,061 shares of restricted stock were held by various executive officers of Vail Banks with an aggregate value of $3,821,528 (based on the closing sale price of our common stock on the Nasdaq National Market on December 31, 2003). Outstanding shares of restricted stock are entitled to receive dividends when and if declared on Vail Banks' common stock.

(2)
Mr. Judd was elected President and Chief Executive Officer of Vail Banks in January 2004. He joined WestStar Bank in May 2003.

(3)
Granted on January 19, 2004 for services rendered in fiscal year 2003.

(4)
On April 25, 2003, Vail Banks granted to Mr. Chester 18,272 shares of restricted stock in connection with services rendered. The closing sale price of our common stock on the Nasdaq National Market on that date was $12.37.

(5)
On February 18, 2003, Vail Banks granted to Mr. Chester 36,053 shares, Ms. Dillon 23,660 shares, Mr. Williston 21,000 shares and Mr. Godec 21,292 shares of restricted stock in connection with services rendered in fiscal year 2002. The closing sale price of our common stock on the Nasdaq National Market on that date was $12.00.

(6)
On January 24, 2002, Vail Banks granted to Mr. Chester 38,165 shares, Ms. Dillon 28,624 shares, Mr. Williston 24,954 shares and Mr. Godec 25,761 shares of restricted stock in connection with services rendered in fiscal year 2001. The closing sale price of our common stock on the Nasdaq National Market on that date was $11.20.

(7)
Represents 30,000 shares of restricted stock awarded to Mr. Judd on April 22, 2003, outside of the Stock Incentive Plan, as an inducement to join Vail Banks. The value of the restricted stock award is based on $12.33 per share, the closing sale price of our common stock on the Nasdaq National Market on the grant date.

(8)
Reflects 401(k) matching contributions ($6,448 for Mr. Chester, $4,867 for Ms. Dillon, $4,380 for Mr. Williston, and $4,380 for Mr. Godec) and term life insurance premiums ($1,358 for Mr. Chester, $1,194 for Ms. Dillon, $1,358 for Mr. Judd, $1,059 for Mr. Williston and $1,074 for Mr. Godec).

(9)
Reflects 401(k) matching contributions ($5,913 for Mr. Chester, $5,089 for Ms. Dillon, $4,130 for Mr. Williston and $4,601 for Mr. Godec) and term life insurance premiums ($5,039 for Mr. Chester, $1,155 for Ms. Dillon, $1,025 for Mr. Williston and $1,040 for Mr. Godec).

(10)
Reflects 401(k) matching contributions ($3,824 for Mr. Chester, $3,856 for Ms. Dillon, $3,210 for Mr. Williston and $3,557 for Mr. Godec) and term life insurance premiums ($1,355 for Mr. Chester, $1,124 for Ms. Dillon, $980 for Mr. Williston and $1,012 for Mr. Godec).

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

        No options were granted to the named executive officers during 2003. The following chart shows sets forth the number of shares covered by both exercisable and unexercisable options, including the value of these options as of December 31, 2003:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End Exercisable/ Unexercisable	Unexercised in the Money Options at Fiscal Year End(1) Exercisable/ Unexercisable
E.B. Chester, Jr.	10,787	$30,301	89,958/0	$259,388/$0
Lisa M. Dillon	—	—	110,810/0	$330,347/$0
Gary S. Judd	—	—	—	—
Peter G. Williston	—	—	7,500/2,500	$18,300/$6,100
Dan E. Godec	—	—	32,071/3.691	$78,750/$9,237

(1)
Based on the closing sale price of the Common Stock on The Nasdaq Stock Market on December 31, 2003—$11.94

        The following table provides information about equity compensation awards under the Stock Incentive Plan.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	591,534		$9.82	29,384	(2)
Equity compensation plans not approved by stockholders	6,250	(1)	$12.28	—

Total	597,784		9.85	29,384	(2)

(1)
Option granted as an inducement for new personnel to join Vail Banks.

(2)
Available for grant under the Stock Incentive Plan, as of December 31, 2003, based on the current maximum number of shares available under the Stock Incentive Plan of 1,000,000 shares. If the amendment to the Stock Incentive Plan described in Item 1 is approved, the maximum number of shares available will be increased to 1,250,000 shares, subject to such annual increases.

Certain Agreements with Executives

        Our named executive officers have each entered into "change in control" agreements with Vail Banks. The agreements provide for the payment of compensation and benefits in the event of a "Change in Control" (as defined in the agreements) of Vail Banks and the provision for additional benefits if the executive's employment is terminated under certain circumstances in connection with a Change in Control. Each agreement had an initial term of two years, and such term extends automatically for successive two year periods unless and until Vail Banks gives written notice of non-extension of the term or Vail Banks terminates the officer's employment for "Cause" (as defined in the agreement).

        If a Change in Control of Vail Banks occurs, Ms. Dillon, Mr. Chester, Mr. Judd and Mr. Godec will each be entitled to receive the following benefits: (1) 200% of the executive's then-current salary, paid in a lump sum; (2) 200% of the incentive payment the executive would have received under Vail Banks' annual incentive plan for the year during which the Change in Control occurs, assuming the target level of performance had been met for such year; (3) a prorated incentive bonus for the year of the Change in Control; (4) the amount of any annual or long-term bonus with respect to any year that has then ended which has not yet been paid; and (5) an additional contribution to any deferred compensation plan based on the payments made pursuant to clauses (1), (2), (3), and (4) above. In addition, the executive will immediately vest in all unvested employee stock options and restricted stock awards in the event of a Change in Control. After a Change in Control, if Vail Banks terminates the executive's employment without "Cause" (as defined in the agreement) or if the executive resigns for "Good Reason" (as defined in the agreement), the executive shall be entitled to receive the following benefits: (1) the executive's full base salary through the date of termination at the rate in effect at the time notice of termination is given, (2) payment for unused vacation days, and (3) continuation of health and life insurance coverage for two years from the date of termination. If the payment of any such benefits would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the executive is entitled to receive a "gross-up" payment to cover the amount of the excise taxes and all other taxes on the gross-up payment.

        If a Change in Control occurs, and Mr. Williston's employment is terminated by Vail Banks within 12 months of such Change in Control other than for "Cause," death or "Disability" (as defined in the agreement), or if Mr. Williston terminates his employment for "Good Reason" (as defined in the agreement) within 12 months of a Change in Control, then Mr. Williston will be entitled to a severance payment of $390,000, provided, however, that such severance payment will be reduced by (1) the amount by which the fair market value of any of Mr. Williston's exercised or unexercised options exceeds the exercise price of any such options or (2) any other payments that Mr. Williston receives for the value of any of his options.

        In the above agreements, a "Change in Control" is defined to generally include an acquisition of more than 25% of Vail Banks common stock, a merger or consolidation, a liquidation or dissolution, a sale of all or substantially all of the assets of Vail Banks or a change in a majority of the Board of Directors, unless such transaction was approved in advance by Vail Banks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Each of Robert L Knous, Jr. and Lisa M. Dillon's spouse received a commission of $130,500 during the first quarter of 2004 upon the sale of Vail Banks' bank building in Vail, Colorado.

        Vail Banks and its bank subsidiary have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of Vail Banks and its bank subsidiary and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as then prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features.

BOARD OPERATIONS AND OTHER CORPORATE GOVERNANCE MATTERS

Compensation and Meetings of Directors

        Each member of the Board of Directors is paid a $2,500 annual retainer and $200 per board meeting at which such member is in attendance. Each member, other than Mr. Chester, Ms. Dillon, Mr. Judd and Mr. Godec, also receives $100 per committee meeting at which such member is in attendance.

        The Board of Directors held five meetings during 2003. All of the directors attended at least seventy-five percent (75%) of the meetings of the Board and committees of the Board on which he or she was a member that were held during their tenure as directors.

        The Board has determined that, currently, eight of the sixteen members of the Board of Directors are "independent" as defined under applicable federal securities laws and the recently revised Nasdaq Marketplace Rules. The "independent" directors are Messrs. Devor, Flaum, Gillett, Gorsuch, Griffin, Hill, Myers and Rose. While the current number of independent directors does not constitute a majority as will be required by the newly revised Nasdaq Marketplace Rules at the time of the Annual Meeting, we expect to be in full compliance with that requirement by the third quarter of 2004, when two more of our current directors (Messrs. Haselbush and Vanderhoof) will become independent, bringing the total to ten of sixteen. Those two directors are not currently considered to be independent because they provided consulting services to Vail Banks within the three-year measuring period for the requirement. When that period lapses during the third quarter, these directors will satisfy all independence criteria, and they do not otherwise have a relationship which, in the opinion of the Board, interferes with the exercise of independent judgment in carrying out their responsibilities of a director.

Committees of the Board of Directors

        The Board of Directors has established three committees: an Audit Committee, a Compensation Committee and an Executive Committee.

  Audit Committee

        The Audit Committee presently consists of seven directors: Dennis R. Devor, James G. Flaum, George N. Gillett, Jr., S. David Gorsuch, James M. Griffin, Kent Myers and Byron A. Rose. The Audit Committee held five meetings during 2003.

        The Board of Directors has determined that all of the members of the Audit Committee are "independent" under applicable federal securities laws and the Nasdaq Marketplace Rules and have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements. In addition, the Board of Directors has determined that Mr. Rose qualifies as an "audit committee financial expert" as defined by the federal securities laws and the Nasdaq Marketplace Rules.

        The Audit Committee is responsible for recommending the selection of independent auditors; meeting with the independent auditors to review the scope and results of the audit; reviewing with management and the internal auditor the system of internal control and internal audit reports; and ascertaining that any and all operational deficiencies are satisfactorily corrected. The Audit Committee is also responsible for reviewing related party transactions and potential conflicts of interest involving officers, directors, employees or affiliates of Vail Banks. The Board of Directors has adopted a written Statement of Delegation for the Audit Committee that is annually reviewed and assessed. A copy of the Statement is attached as Appendix B. Each member of the Audit Committee is required to be independent, as that term is defined by the federal securities laws and the listing standards of the Nasdaq National Market relating to audit committees.

  Compensation Committee

        The Compensation Committee presently consists of five directors: E.B. Chester, Jr., Lisa M. Dillon, George N. Gillett, Jr., S. David Gorsuch and Robert L. Knous, Jr. The Compensation Committee held six meetings during 2003.

        The Compensation Committee is responsible for determining the compensation of Vail Banks' executive officers. The Compensation Committee is also authorized to administer the Stock Incentive Plan.

  Executive Committee

        The Executive Committee presently consists of five directors: E.B. Chester, Jr., Lisa M. Dillon, James G. Flaum, George N. Gillett, Jr. and Byron A. Rose, of whom a majority are independent directors. The Executive Committee held four meetings during 2003.

        The Executive Committee is authorized to consider any matter that may be brought before a meeting of the full Board of Directors, subject to restrictions under Colorado law.

Compensation Committee Interlocks And Insider Participation

        E.B. Chester, Jr. and Lisa M. Dillon are on the Compensation Committee and are also executive officers of Vail Banks. Neither Mr. Chester nor Ms. Dillon participated in decisions regarding his or her respective 2003 compensation. There are no interlocks between the Compensation Committee of Vail Banks and other public companies' compensation committees.

Director Nominations

        The Board of Directors did not have a nominating committee in 2003. Instead, the Board of Directors nominates individuals for election to the Board based on the recommendations of the independent directors.

        A candidate for the Board of Directors must meet the eligibility requirements set forth in Vail Bank's bylaws and in any Board or committee resolutions. The independent members of the Board consider qualifications and characteristics that they deem appropriate from time to time when they select individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the independent members of the Board will consider and review an existing director's Board and committee attendance and performance and length of Board service.

        The independent directors will consider in accordance with the analysis described above all director nominees properly recommended by shareholders. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to Lisa M. Dillon, Vail Banks, Inc., P. O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, CO 81620-6580.

        The Board of Directors does not consider a standing nominating committee to be necessary because its independent directors are able to act efficiently and effectively as a whole to perform the above functions without creating a subset of their number to do so.

Code of Ethical Conduct

        Vail Banks has adopted a Conflict of Interest and Code of Ethics Policy designed to promote ethical conduct by all of Vail Bank's directors, officers and employees. The Conflict of Interest and Code of Ethics Policy complies with the federal securities law requirement that issuers have a code of ethics applicable to their principal financial officers and the Nasdaq Marketplace Rules requirement that listed companies have a code of ethical conduct applicable to all directors, officers and employees. Vail Banks' Conflict of Interest and Code of Ethics Policy is filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003.

Compliance with Section 16(a) of the Exchange Act

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, each executive officer, director and beneficial owner of 10% or more of Vail Banks' Common Stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of Vail Banks' Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect certain changes in beneficial ownership occurring thereafter.

        Based solely upon a review of the copies of such reports furnished it, Vail Banks believes that all of the filings required during fiscal year 2003 by its executive officers and directors were timely made.

REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee is responsible for the review and recommendation to the Board of Directors of the compensation of Vail Banks' Chief Executive Officer, Chairman and other executive officers. This report of the Compensation Committee sets forth the current strategy and components of Vail Banks' compensation programs for its executive officers, which for fiscal year 2003 included

Mr. Chester, Ms. Dillon, Mr. Judd, Mr. Williston and Mr. Godec. This report also describes the basis on which compensation determinations were made with respect to these executive officers for the 2003 fiscal year.

Executive Compensation Policies

        Vail Banks' executive compensation strategy is designed to establish a strong connection between the creation of shareholder value and the compensation earned by its executives. The current general strategy was formulated in 1999 and updated in 2003 with the assistance of the international consulting firm of Towers Perrin. Vail Banks' fundamental executive compensation objectives are to:

  •
  award compensation that will be effective in attracting, motivating and retaining key employees;

  •
  promote the achievement of growth and operational success, including, but not limited to, maintenance of satisfactory regulatory ratings and relationships; and

  •
  align the interest of executive officers with that of the shareholders through the use of equity compensation for the long-term benefit of shareholders.

All executive officers participate in the same compensation programs as other employees of Vail Banks, with the only differences being the amount of compensation that is at risk, the overall magnitude of the potential awards and the performance criteria for individual officers.

        The amount of incentives payable to executive officers is determined as a range of percentages of an individual officer's salary. The Committee uses a sliding scale based on the performance of Vail Banks to determine the level of incentive compensation to be received by the individual officer.

        It is the Committee's intention that all executive compensation be deductible under the Code, including the $1 million deductibility limitation of Section 162(m). Notwithstanding this policy, the Committee retains the right to provide non-deductible compensation if it determines that such action is in the best interests of Vail Banks and its shareholders.

Principal Executive Compensation Elements

        Vail Banks' executive compensation program is comprised of the following principal elements: base salaries and annual issuances of long-term stock incentives.

        Base Salary.    Salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies. Base salaries for executive officers tend to be below the market for similar companies, as Vail Banks' compensation strategy is to emphasize performance-based compensation. Base salaries may be increased periodically for officers who meet or exceed their individual performance goals. The increases are based upon the improved performance of Vail Banks, the value created by the officers for Vail Banks and its shareholders, and other successful business indicators.

        Annual Issuances of Long-Term Stock Incentives.    Vail Banks' philosophy regarding long-term incentive compensation is to provide stock option grants and restricted stock awards upon the meeting or exceeding of certain defined quantitative and qualitative performance criteria. Vail Banks believes that stock options and other stock incentives play an integral role in the ability of Vail Banks to attract and retain employees and directors and to provide incentives for such persons to promote the financial success of Vail Banks. Moreover, stock incentives benefit Vail Banks by closely aligning the interests of grantees with the interests of Vail Banks' shareholders.

        Restricted stock and stock options generally are granted pursuant to the Stock Incentive Plan, although the Committee has the authority to grant options or make awards outside the Plan, such as an inducement in connection with hiring a new key executive. In 2003, the Committee granted 30,000 shares of restricted stock to Mr. Judd, outside the Stock Incentive Plan as an inducement for him to join Vail Banks. In 2002, in recognition of meeting certain performance criteria, Vail Banks issued restricted stock as an annual bonus to the named executive officers.

Chief Executive Officer Compensation for Fiscal Year 2003

        Compensation decisions for Mr. Chester as Chairman and Chief Executive Officer during 2003, were made under the same methodology used in determining the compensation of other executives in 2003.

Conclusion

        The Committee believes the executive compensation policies and programs maintained by Vail Banks and described in this report serve the interests of Vail Banks and its shareholders and that executive compensation has been strongly linked to Vail Banks' performance and the enhancement of shareholder value. The Committee intends to reevaluate these compensation policies from time to time, with the assistance of management and advisors, to ensure that they are appropriately configured to help continue to achieve Vail Banks' long-term goals of performance, growth and enhancement of shareholder value.

E.B. Chester, Jr.
Lisa M. Dillon
George N. Gillett, Jr.
S. David Gorsuch
Robert L. Knous, Jr.

REPORT OF AUDIT COMMITTEE

To the Board of Directors of Vail Banks:

        We have reviewed and discussed with management Vail Banks' audited financial statements as of and for the year ended December 31, 2003.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Vail Banks' Annual Report on Form 10-K for the year ended December 31, 2003.

        This report is respectfully submitted by the Audit Committee of the Board of Directors.

Dennis R. Devor
James G. Flaum
George N. Gillett
S. David Gorsuch
James M. Griffin
Kent Myers
Byron A. Rose

STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return of Vail Banks' Common Stock against the cumulative total return of the Nasdaq-Total U.S. Index and the SNL Southwest Bank Index for the period commencing December 31, 1998 and ending December 31, 2003. The S&P 500 Index is also provided for the same period because in the proxy statement for the 2003 Annual Meeting, Vail used the S&P 500 Index in lieu of the Nasdaq-Total U.S. Index. Management changed to the Nasdaq-Total U.S. Index this year because it is anticipating that the cost of the S&P 500 Index will rise in 2005 and management believes the Nasdaq-Total U.S. Index provides a better comparison as a broad-based index.

        Vail Banks will furnish, without charge, on the written request of any person who is a stockholder of record as of April 1, 2004, a list of the companies included in the SNL Southwest Bank Index. Requests for information should be addressed to Peter G. Williston, P.O. Box 1210, 20 Lindbergh Drive, Gypsum, Colorado 81637. For purposes of constructing this line graph, the returns of each company in the SNL Southwest Bank Index have been weighted according to that issuer's market capitalization.

Index	12/31/98	12/31/99	12/31/00	12/31/2001	12/31/2002	12/31/2003
Vail Banks, Inc.	100.00	81.03	86.18	92.03	103.27	104.77
Nasdaq-Total U.S. Index	100.00	185.95	113.19	89.65	61.67	92.90
SNL Southwest Bank Index	100.00	95.95	103.96	108.43	112.44	152.72

*
The total return index value for the S&P 500 Index was 97.51 for the five-year period ended December 31, 2003.

INFORMATION CONCERNING VAIL BANKS'
INDEPENDENT PUBLIC ACCOUNTANTS

        Dalby Wendland served as the independent public accountants of Vail Banks in 2003. Vail Banks is seeking the shareholders' ratification of Dalby Wendland as Vail Banks' independent public accountants for fiscal year 2004.

        During 2003 and 2002, Vail Banks was billed the following amounts for services rendered by Dalby Wendland:

        Audit Fees.    In connection with the audit of Vail Bank's financial statements and the reviews of financial statements included within Forms 10-Q filed during 2003 and 2002, Vail Banks was billed $89,000 and $76,000, respectively, by Dalby Wendland.

        Audit-Related fees.    Vail Banks was billed $40,000 in 2003 and $44,000 in 2002 by Dalby Wendland for the employee benefit plan audit, an audit of Vail Banks Statutory Trust I, internal control reviews and consultation concerning accounting and reporting standards.

        Tax Fees.    Vail Banks was billed $32,000 in 2003 and $18,000 in 2002 by Dalby Wendland for tax advice and tax return preparation.

        All Other Fees.    Vail Banks was billed $0 in 2003 and $8,000 in 2002 by Dalby Wendland for services that were not related to the audit of Vail Bank's financial statements. These services included compliance and consulting services.

        The Audit Committee approves all audit and non-audit services performed by Vail Bank's independent auditor. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS

        Any proposals by shareholders or recommendations for director nominees intended for presentation at the 2005 Annual Meeting must be received by Vail Banks at its principal executive offices, attention of the Secretary, no later than December 17, 2004, in order to be considered for inclusion in the proxy material for that meeting. Vail Banks must be notified of any other shareholder proposal or director nomination intended to be presented for action at the meeting no later than March 1, 2005, or else proxies may be voted on such proposal at the discretion of the person or persons holding those proxies.

SHAREHOLDER COMMUNICATION

        The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to Lisa M. Dillon, Vail Banks, Inc, P. O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, Colorado 81620-6580. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed.

  OTHER MATTERS AT THE MEETING

        Management of Vail Banks knows of no matters other than those stated above that are to be brought before the Annual Meeting. If any other matters should be properly presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of Vail Banks.

By Order of the Board of Directors,
/s/ LISA M. DILLON Lisa M. Dillon Vice Chairman

Appendix A

AMENDMENT NO. 2
TO THE
VAIL BANKS, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN

        THIS AMENDMENT is hereby made and entered into this 19th day of April, 2004, by VAIL BANKS,  INC. (the "Company").

W I T N E S S E T H:

        WHEREAS, the Company adopted the Amended and Restated Stock Incentive Plan (the "Plan") on June 25, 1998, to provide grants of stock options and other equity awards to employees who are responsible for the future growth and continued success of the business; and

        WHEREAS, the shareholders previously approved the Plan; and

        WHEREAS, the Company now desires to amend the Plan in the manner hereinafter provided, subject to the approval of the Company's shareholders;

        NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

1.

        Section 1.1 of the Plan is amended by deleting the last sentence of the first paragraph in its entirety and substituting the following therefor:

  "The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards, and Performance Share Awards."

2.

        Section 2(b) of the Plan is amended by deleting such section in its entirety and substituting the following therefor:

  "(b)
  "Award" means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Awards, or Performance Share Awards."

3.

        Article 2 of the Plan is amended by adding the following new definitions as subsections (bb) and (dd), and by renumbering the existing subsection (bb) as (cc), (cc) as (ee), and (dd) as (ff):

  "(bb)
  "Restricted Stock Units (or RSUs)" means a right granted under Article 7 of the Plan to receive a number of Shares or a cash payment for each such Share equal to the Fair Market Value of a Share on a specified date."

  "(dd)
  "Stock Appreciation Right" or "SAR" means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified purchase price."

4.

        Article 4 of the Plan is amended by deleting such Article in its entirety and substituting the following therefor:

        "ARTICLE 4. SHARES SUBJECT TO THE PLAN

        4.1    Number of Shares.    (a) Subject to adjustment as provided in Section 4.3, the aggregate number of Shares which are available for issuance pursuant to Awards under the Plan is one million two hundred fifty thousand (1,250,000) Shares, of which, 625,000 Shares may be granted as ISOs. In addition, the number of Shares available for issuance under the Plan shall automatically increase on each January 1st by an amount equal to twenty percent (20%) of the increase, if any, in the total number of Shares outstanding as of such January 1st over the number of such Shares outstanding as of the immediately preceding January 1st; provided, however, that none of the Shares added each calendar year under this automatic increase provision shall be available for grant of ISOs. The total issued and outstanding Shares as of any January 1st shall include for purposes of the above calculations the number of Shares into which other securities or instruments (e.g., convertible preferred stock or convertible debentures, but not outstanding options or warrants to acquire stock) issued by the Company are currently convertible. All Shares issued under this Plan shall be made available from Shares currently authorized but unissued or Shares currently held (or subsequently acquired) by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

    (b)
    The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

                (i)  If, for any reason, any Shares awarded or subject to purchase under the Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock Units, or Performance Shares, such Shares shall not be charged against the aggregate number of Shares available for issuance pursuant to Awards under the Plan and shall again be available for issuance pursuant to Awards under the Plan. If the exercise price and/or withholding obligation under an Option is satisfied by tendering Shares to the Company (either by actual delivery or attestation), only the number of Shares issued net of the Shares so tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for issuance under the Plan.

               (ii)  Each Performance Share awarded that may be settled in a Share shall be counted as one Share subject to an Award. Performance Shares that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a charge against the aggregate number of Shares available for issuance.

              (iii)  Each Stock Appreciation Right or Restricted Stock Unit that may be settled in a Share shall be counted as one Share subject to an award. Stock Appreciation Rights or Restricted Stock Units that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a charge against the aggregate number of Shares available for issuance. In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a charge against the aggregate number of Shares available for issuance.

        4.2    Individual Limits.    Except to the extent the Committee determines that an Award to a Named Executive Officer shall not comply with the performance-based compensation provisions of Code Section 162(m), the following rules shall apply to Awards under the Plan:

            (a)    Options and SARs.    The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted pursuant to Awards in any one calendar year to any one Participant shall be one hundred thousand (100,000).

            (b)    Restricted Stock, Restricted Stock Units and Performance Shares.    The maximum aggregate number of Shares of Restricted Stock, number of Restricted Stock Units and Performance Shares that may be granted pursuant to Awards in any one calendar year to any one Participant shall be one hundred thousand (100,000) Shares.

        4.3    Adjustment of Shares.    If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company's corporate structure, or any distribution to stockholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

            (a)   the limitation on the aggregate number of Shares that may be awarded as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;

            (b)   the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 4.2;

            (c)   the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

            (d)   the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

            (e)   the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that such Option shall continue to be an incentive stock option within the meaning of Code Section 422."

5.

        Article 6 of the Plan is amended by adding the following as a new Section 6.9:

        "6.9    Stock Appreciation Rights

            (a)    Grant of SARs.    A Stock Appreciation Right may be granted to a Participant in connection with an Option granted under this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the exercise period (which shall not exceed 10 years), to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the exercise price, times the number of Shares with respect to which the SAR is exercised. SARs shall be subject to the same limitations on transferability as Nonqualified Stock Options as provided in Section 6.7. A SAR granted in connection with an Option (a "Tandem SAR") shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the Option price per Share, times the number of Shares under the Option, or portion thereof, which is surrendered. The Committee may provide in the Agreement for an SAR for automatic accelerated vesting and other rights upon the occurrence of a Change in Control or upon the occurrence of other events specified in the Agreement.

            (b)    Tandem SARs.    Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of Stock Appreciation Rights related to ISOs must be concurrent with the grant of the ISOs. With respect to NQSOs, the grant either may be concurrent with the grant of the NQSOs, or in connection with NQSOs previously granted under this Article 6, which are unexercised and have not terminated or lapsed.

            (c)    Payment.    The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of an SAR will be in the form of all cash, all Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Committee elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The Committee shall have sole discretion as to the timing of any payment made in cash or Shares, or a combination thereof, upon exercise of SARs. Payment may be made in a lump sum, in annual installments or may be otherwise deferred; and the Committee shall have sole discretion to determine whether any deferred payments may bear amounts equivalent to interest or cash dividends.

            (d)    Exercise of SARs.    Upon exercise of an SAR, the number of Shares subject to exercise under any related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered."

6.

        Article 7 of the Plan is amended by adding the following as a new Section 7.6:

        "7.6    Restricted Stock Units (or RSUs).    Awards of Restricted Stock Units may be made to Participants in accordance with the following terms and conditions:

            (a)   The Committee, in its discretion, shall determine the number of RSUs to grant to a Participant, the Restriction Period and other terms and conditions of the Award, including whether the Award will be paid in cash, Shares or a combination of the two and the time when the Award will be payable (i.e., at vesting, termination of employment or another date).

            (b)   Unless the Agreement provides otherwise, RSUs shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

            (c)   Restrictions upon RSUs awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may provide in the Agreement. Unless the Agreement provides otherwise, in the event of a Change in Control, all restrictions upon any RSUs shall lapse immediately and all such RSUs shall become fully vested in the Participant.

            (d)   The Agreement shall set forth the terms and conditions that shall apply upon the termination of the Participant's employment with the Company or any subsidiary of the Company (including a forfeiture of RSUs for which the restrictions have not lapsed upon Participant's ceasing to be employed) as the Committee may, in its discretion, determine at the time the Award is granted or thereafter."

7.

        Section 13.1 of the Plan is amended by deleting such section in its entirety and substituting the following therefor:

        "13.1    Amendment, Modification and Termination.    Subject to the requirements of Section 13.2, the Committee or the Board may, at any time, terminate or from time to time amend the Plan in whole or in part. To the extent required by Code Sections 162(m) or 422 and/or the rules of NASDAQ or any exchange upon which the Shares are traded or other applicable law, no amendment shall be effective unless approved by the shareholders of the Company at an annual or special meeting."

8.

        Except as hereby modified, the Plan shall remain in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the Company has executed this Amendment as of the day and year first written above.

VAIL BANKS, INC.
By:

Appendix B

VAIL BANKS, INC.
AUDIT COMMITTEE
STATEMENT OF DELEGATION

I.     Purpose

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities by:

    •
    Serving as an independent and objective party to monitor the Company's financial statements, financial reporting process, internal audit program, internal control system, and the Company's process for monitoring compliance with laws and regulations and the Conflict of Interest and the Code of Ethics.

    •
    Reviewing and appraising the Company's external auditors, internal financial management and internal audit program.

    •
    Providing an open avenue of communication among the Company's external auditors, internal auditor, management, including internal financial management and the Board.

        The Audit Committee will further carry out its purpose by engaging in the activities enumerated in Section V of this Statement of Delegation.

II.    Responsibility

        The Audit Committee has the responsibility to recommend to the Board of Directors to authorize investigations into any matters within its scope of responsibility. The Committee can appoint the Internal Audit Director to:

    •
    Seek any information the Director requires from employees—all of whom are directed to cooperate with the Internal Audit Director or external parties.

    •
    Meet with company officers, external auditors, or outside counsel, as necessary.

III.  Membership Requirements

        Members of the Audit Committee shall meet the following qualifications, or such other qualifications as may be imposed from time to time by the Board, by law or by the listing requirements of any stock exchange or automated quotation system upon which a security of the Company may be traded or quoted.

  (A)
  Independence

            The Audit Committee shall be comprised of three or more directors as determined by the Board. The members of the Audit Committee shall be independent directors. "Independent Director" shall mean a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        The following persons shall not be considered independent:

    (1)
    A director who is employed by the Company or any of its affiliates for the current year or any of the past three years.

    (2)
    A director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board services, benefits under a tax-qualified retirement plan or non-discretionary compensation.

    (3)
    A director who is a spouse, parent, child, sibling, mother-in-law, father-in-law, brother-in-law, son-in-law, daughter-in-law, or resides in the home of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer.

    (4)
    A director who is a partner in, or controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or the other business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

    (5)
    A director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

  (B)
  Financial Literacy

            All members of the Audit Committee shall be able to read and understand financial statements, including the Company's balance sheet and income statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual's financial sophistication.

  (C)
  Election, Removal and Replacement

            The Board shall elect the members and the Chairman of the Audit Committee.

        In the event a director becomes disqualified from membership on the Audit Committee, the Board shall remove such director as soon as practicable from service on the Audit Committee. In the event the removal, resignation, retirement, death or other termination of a director from service on the Audit Committee results in the Audit Committee comprising less than three members, the Board shall elect a new qualified director to the Audit Committee as soon as practicable.

IV.    Meetings and Governance

        The Audit Committee shall meet at least annually in connection with the Company's annual audit, or more frequently as circumstances dictate. In addition, the Audit Committee or its Chair shall meet to review the Company's quarterly or other interim financial statements, as appropriate. Such meetings may be held in or out of the presence of the Company's management, external auditors or both, as appropriate. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared. The Committee will provide a summary of all of its meetings to the Board of Directors at its next scheduled meeting.

V.     Duties, Responsibilities and Activities

        To fulfill its purpose, the Audit Committee has the following duties and responsibilities and shall engage in the following activities:

  (A)
  Review of Financial Statements and Reports

            The Audit Committee shall review the Company's financial statements, reports and other financial information, in conjunction with the Company's internal financial management and external auditors, as appropriate. Such review shall include candid discussions of the Company's accounting principles as applied in its financial reporting. Reviews shall occur prior to dissemination of the statement, report or other document to a third party or the public. The results of this review will be presented to the Board of Directors at its next scheduled meeting. Without limitation, the Audit Committee shall review:

        •
        Significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

        •
        The results of audits with the Internal Audit Director and the external auditors and whether corrective action has been taken to resolve any issues.

        •
        The annual financial statements and any reports or other financial information, including any certification, report, opinion, or review rendered by the external auditors.

        •
        As circumstances dictate and as deemed necessary or advisable from time to time, any material internal financial reports to management prepared by internal financial management.

  (B)
  Internal Control
      •
      Consider the effectiveness of the company's process of internal controls over annual and interim financial reporting, including information technology security and control.

      •
      Understand the scope of internal and external auditors' review of internal control over financial reporting, and obtain reports from the Director of Internal Audit on significant findings and whether the issues have been resolved.

      •
      Monitor the effectiveness of the internal controls over the Allowance for Loan and Lease Loss determination process.

            Based on the results of the Audit Committee's evaluation of internal controls, the Committee will review its results with the Board of Directors at its next scheduled meeting.

  (C)
  Relationship with Company, Internal Audit, and Internal Financial Management

            The Audit Committee's relationship with the Company's financial management, including its internal audit, shall be governed by the following principles:

        •
        Review with management and the Internal Audit Director the Statement of Delegation.

        •
        Ensure there are no unjustified restrictions or limitations, and review and concur with the Board of Directors in the appointment, replacement, or dismissal of the Internal Audit Director.

        •
        Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditor's Standards for the Professional Practice of Internal Auditing.

        •
        The Audit Committee is responsible for reviewing the integrity of the Company's internal audit program, financial reporting process, both internal and external.

        •
        The Audit Committee is responsible for reviewing the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

        •
        The Audit Committee is responsible for considering and recommending to the Board, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the external auditors or management, including internal audit and internal financial management.

  (D)
  Relationship with External Auditors

            The Audit Committee's and the Board's relationship with the Company's external auditors shall be governed by the following principles:

      a.
      The Company's external auditors are ultimately accountable to the Board of Directors.

      b.
      The Board is ultimately responsible for selecting, evaluating and, where appropriate, replacing the Company's external auditors.

      c.
      The Audit Committee is responsible for ensuring receipt from the external auditors of a formal written statement delineating all relationships between the external auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors. The Audit Committee is further responsible for recommending that the Board take appropriate action to oversee the independence of the external auditors.

  (E)
  Compliance
      •
      Review the effectiveness of the system for monitoring compliance with laws and regulations and report to the Board of Directors any significant instances of noncompliance.

      •
      Review the findings and the internal auditors' observations of any examinations by regulatory agencies and report to the Board of Directors any significant unresolved issues

      •
      Review the process for communicating the Conflict of Interest and Code of Ethics to company personnel and the effectiveness of the process for monitoring compliance therewith.

  (F)
  Reporting Responsibilities

            The Audit Committee will prepare an Audit Committee Report annually in connection with the Company's annual audit. The Report shall address such matters as deemed appropriate by the Audit Committee, but shall state whether the Audit Committee:

        •
        Regularly reported to the Board of Directors about committee activities, issues and related recommendations.

        •
        Provided an open avenue of communication between internal audit, the external auditors and the Board of Directors.

        •
        Reviewed and discussed the Company's audited financial statements with management.

        •
        Discussed with the external auditors such qualitative matters concerning the Company's accounting principles as applied in its financial reporting as are appropriate.

        •
        Received from the external auditors a formal written statement delineating all relationships between the external auditors and the Company.

        •
        Recommends to the Board that the Company's audited financial statements be included in the Company's public filings or other publicly available reports.

            The names of the Audit Committee shall appear at the end of the Report.

  (G)
  Other Activities

            The Audit Committee may perform such activities from time to time, as the Board deems appropriate. Without limitation, such activities may be assigned to the Audit Committee because of the independence of item members. Other responsibilities include:

        •
        Perform other activities related to this Statement of Delegation as requested by the Board of Directors.

        •
        Review and assess the adequacy of the Committee's Statement of Delegation annually, requesting Board approval for proposed changes.

COMMON STOCK OF VAIL BANKS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF
DIRECTORS FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS.

        The undersigned hereby appoints E.B. Chester, Jr. or Lisa M. Dillon the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of VAIL BANKS, INC. to be held on May 17, 2004, and any adjournment thereof.

1.
Nominees for director:

E.B. Chester, Jr.	☐	FOR	☐	WITHHOLD AUTHORITY
S. David Gorsuch	☐	FOR	☐	WITHHOLD AUTHORITY
James M. Griffin	☐	FOR	☐	WITHHOLD AUTHORITY
Garner F. Hill II	☐	FOR	☐	WITHHOLD AUTHORITY
Gary S. Judd	☐	FOR	☐	WITHHOLD AUTHORITY
2.
Proposal to amend the Vail Banks, Inc. Amended and Restated Stock Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.
Proposal to ratify Dalby, Wendland & Co., P.C., as Vail Banks' independent public accountants for fiscal year 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN
4.
In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

        THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY, APPROVAL OF THE AMENDMENT TO THE VAIL BANKS, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN AND RATIFICATION OF DALBY, WENDLAND & CO., P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign this Proxy exactly as name appears on the Proxy.
Signature if held jointly
Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.
Date:

QuickLinks

BENEFICIAL OWNERSHIP OF SECURITIES
ELECTION OF DIRECTORS (Item Number 1 on the Proxy Card)
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values
Equity Compensation Plan Information
Appendix A
AMENDMENT NO. 2 TO THE VAIL BANKS, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN
Appendix B
VAIL BANKS, INC. AUDIT COMMITTEE STATEMENT OF DELEGATION
COMMON STOCK OF VAIL BANKS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS.